Exhibit 99.1

LIBERTY GLOBAL REPORTS FIRST QUARTER 2008 RESULTS

$1.1 Billion in Operating Cash Flow

42.2% Operating Cash Flow Margin

7% of Shares Outstanding Repurchased Year-to-Date

Share Repurchase Program Increased by $500 Million

Englewood, Colorado – May 7, 2008: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the first quarter (“Q1”) ended March 31, 2008. Highlights for the quarter compared to the results for the same period last year (unless noted), include:

•     Revenue of $2.6 billion, reflecting reported growth of 24% and rebased[1] growth of 6%

•     Operating Cash Flow (“OCF”)[2] of $1.1 billion, reflecting reported growth of 34% and rebased growth of 14%

•     OCF margin[3] of 42.2% in Q1’08, as compared to 39.2%

•     Organic RGU[4] additions of 302,000 ending Q1’08 with 24.4 million RGUs

•     Net loss of $156 million in Q1’08, as compared to $136 million

•     Free cash flow (“FCF”) of $128 million, an increase of over 100%

•     Approximately $910 million of stock repurchased year-to-date through April 30, 2008

President and CEO Mike Fries stated, “When you look across our core metrics and value drivers, this was a strong first quarter. OCF was up 34% year-over-year driven primarily by a combination of strengthening local currencies and 14% rebased growth (including Telenet). Our OCF margin is now over 42% and our capital expenditures decreased as a percentage of revenue. In addition, we added nearly 360,000 organic voice and data RGUs in the quarter and over 270,000 digital cable subscribers, a 59% improvement over last year’s digital cable additions. By the end of this month we will have introduced digital cable services in all of our European markets where we’re already experiencing better than expected sell-through of high-end video services and applications such as premium tiers, DVR, VoD and HD.6 The combination of these initiatives and the growth in our digital cable RGUs resulted in an increase in UPC’s digital cable revenue of over 35% in the quarter, as compared to the same period last year.”

“While most of our markets continue to perform in line with or ahead of our OCF expectations, certain of our European operations, in particular Austria, Hungary and Romania, experienced unique competitive challenges during the quarter which also impacted revenue and, to a lesser extent, net additions for the group. We have implemented, and are beginning to see the benefits from, a variety of customer retention strategies and new marketing offers to improve our performance in these markets. For example, our Romanian operation had positive RGU gains in Q1 as compared to an organic loss of 1,600 RGUs last year.”

“Since activity in the M&A market remains slow, we continue to be aggressive buyers of our own stock. Since the beginning of the year, we have purchased approximately 7% of our equity or 26 million shares at a total approximate cost of $910 million. At the end of April, we had approximately $150 million remaining under our existing repurchase program which, when combined with the $500 million increase we are announcing today, brings our total repurchase availability to approximately $650 million. In addition, we had approximately $800 million of corporate cash generally accessible to LGI at March 31, as well as $1.7 billion of corporate availability under the LGI revolver and the UPC Broadband credit facility. Going forward, shareholders should expect us to continue to be opportunistic purchasers of our equity.”

Subscriber Statistics

At March 31, 2008, our total RGUs of 24.4 million consisted of 14.7 million video, 5.6 million broadband internet and 4.1 million telephony subscribers. During the first quarter of 2008, we added 348,000 RGUs, including 302,000 organic additions. Since March 31, 2007, we have increased our total RGU base by approximately 7% or 1.6 million RGUs.

Bundling initiatives continue to drive solid results for our multi-play strategy and ARPU per customer growth. We recently introduced new, simplified bundles in a number of countries, including the Netherlands and Hungary. Of our 16.1 million customers at March 31, 2008, 35% of our base or 5.6 million customers take at least two of our services. Furthermore, we have generated excellent growth in triple play customers, an increase of 33% or 657,000 customers in the last twelve months. We now have 2.6 million triple play customers representing 16% of our base. The most significant bundling growth has recently occurred in our Central and Eastern Europe (“CEE”) markets, particularly, Poland, Hungary and Romania. In terms of a benchmark, our Chilean and Japanese operations are the bundling leaders, with approximately 40% and 25% of their respective customer bases subscribing to the triple play.

Our organic growth continues to be driven by the success of our advanced services.7. For the quarter, we added 182,000 broadband internet and 177,000 telephony subscribers, and lost 57,000 video subscribers. Broadband internet and telephony remain consistent performers, as speed leadership, high-value voice plans, and bundling and tiering offers, have supported the growth in these products. In particular, our operations in CEE showed continued strength, as organic internet and telephony additions increased by 4% and 20%, respectively, over the quarter ended March 31, 2007. In terms of our consolidated penetrations, we ended the first quarter with 22% internet penetration and 16% telephony penetration.

With respect to video, our organic loss in the quarter reflects increased competition in certain of our markets and/or higher levels of churn, particularly in the Netherlands, Austria, Hungary and the Czech Republic. In terms of digital (digital cable and DTH), we added 293,000 organic digital subscribers, of which more than 270,000 were digital cable additions. Our organic digital cable additions represent an approximate 59% increase over additions in the comparable prior year period. Our operations in Belgium, Chile, the Czech Republic, Japan and Switzerland accounted for a substantial majority of our digital cable additions in the quarter.

As a result of our strong level of digital cable additions over the last twelve months, we have brought our digital cable penetration to 27%, an 800 basis point increase from our digital penetration at March 31, 2007. Our digital growth has continued to gain momentum, as we now offer digital cable in 14 of our 15 markets, and are positioned to launch in Poland later this month. Importantly, our digital product, particularly the take-up of advanced digital features, has been instrumental in driving video ARPU,8 especially in the Netherlands. In the first quarter, we generated incremental digital video ARPU of €10 on our base of 563,000 digital subscribers in the Netherlands, a substantial increase over our incremental digital video ARPU of €4 at year end 2006 and €8 at year end 2007. As we continue to roll-out advanced digital video features across Europe and leverage our common digital platform, we expect our overall European video ARPU to be positively impacted.

Revenue

Revenue for the three months ended March 31, 2008 increased 24% to $2.6 billion from $2.1 billion for the three months ended March 31, 2007. Excluding the effects of foreign currency (“FX”) movements, revenue increased 8% in the first quarter of 2008, as compared to the first quarter of 2007. In terms of rebased growth, revenue increased 6% over the comparable period last year, principally driven by volume increases. Of particular note, our operations in Poland, Australia and Chile led Liberty Global in terms of rebased revenue growth, achieving rebased growth of 19%, 14% and 10%, respectively. With respect to our UPC Broadband Division (“UPC”), our revenue results were impacted by our operations in Austria and several CEE countries, which experienced product-specific ARPU compression, primarily as a result of reduced pricing and bundling offers in response to competitive challenges.

Consolidated ARPU per customer relationship increased 21% to $44.88 for the three months ended March 31, 2008, as compared to the same period last year. This increase was due primarily to the strengthening of local currencies against the U.S. dollar and ARPU per customer relationship increases at UPC, Telenet, J:COM and VTR. ARPU per customer relationship for UPC was €22.84 ($34.24) for the three months ended March 31, 2008, a 7% increase over the first quarter of 2007. Similarly, UPC’s bundling ratio has increased 7% to 1.41x at March 31, 2008 from 1.32x at March 31, 2007. Telenet, VTR and J:COM generated ARPU per customer relationship of €33.21 ($49.78), CLP 25,336 ($54.74), and ¥7,417 ($70.48), respectively. These ARPUs reflect local currency increases of 9%, 5% and 2%, respectively, as compared to the comparable period last year. Over the last twelve months, Telenet, J:COM and VTR have increased the percentage of their customers that take two or more products, with over 40% of Telenet’s customers and over 50% of J:COM’s and VTR’s customers bundled at March 31, 2008.

Operating Cash Flow

For the three months ended March 31, 2008, we increased OCF 34% to $1,101 million from $825 million for the three months ended March 31, 2007. These results were positively impacted by FX movements and organic growth, and to a lesser extent, growth related to acquisitions. Excluding FX movements, OCF increased 16% for the three months ended March 31, 2008, respectively, as compared to the same period last year. In terms of organic growth, we realized rebased OCF growth of 14% for the first quarter 2008. Our rebased growth in the quarter was particularly influenced by strong results from our operations in Australia, Chile, Ireland, the Netherlands and Poland, all of which had rebased growth rates in excess of 15%.

With respect to our OCF margin, we continue to demonstrate substantial improvement, as all of our reporting segments experienced margin expansion in the quarter as compared to the first quarter of 2007. We achieved an OCF margin for the three months ended March 31, 2008 of 42.2%, which was a 300 basis point improvement over our realized OCF margins of 39.2% for both the three months ended December 31, 2007 and March 31, 2007, respectively. Our OCF margin performance in the first quarter of 2008, as compared to the quarter ended March 31, 2007, was positively impacted by 410, 300, 110 and 80 basis point improvements at UPC, VTR, Telenet and J:COM, respectively. On a consolidated basis, our ability to control our operating and general and administrative expenses significantly contributed to our margin improvement during the quarter. As we look to the remainder of the year, we will continue to maintain our focus and discipline on both of these cost categories.

Net Loss

Our net loss for the three months ended March 31, 2008 was $156 million or $0.45 per basic and diluted share as compared to our net loss of $136 million or $0.35 per basic and diluted share for the three months ended March 31, 2007. Our net loss increased in the quarter, as a result of increased interest and income tax expenses and higher losses on derivative instruments. Our nearly 100% increase in operating income to $358 million and higher reported foreign currency transaction gains on a comparative basis to the first quarter of 2007, only partially offset the higher expenses and losses noted above.

Capital Expenditures and Free Cash Flow

Capital expenditures for the three months ended March 31, 2008 were $520 million, as compared to $583 million and $505 million for the three months ended December 31, 2007 and March 31, 2007, respectively. As a percentage of revenue, capital expenditures decreased to 20% for the three months ended March 31, 2008, as compared to 24% for the three months ended December 31 and March 31, 2007, respectively.

For the three months ended March 31, 2008, our FCF increased by approximately 122% to $128 million, as compared to $58 million for the three months ended March 31, 2007. FCF improved by $70 million, as a result of an $85 million increase in cash provided by operations, which was partially offset by a $15 million increase in capital expenditures during the quarter, as compared to the prior year period. It should be noted that our cash outflows associated with interest and income tax expense are typically highest in the first and third quarters as a result of payment timing.

Balance Sheet, Leverage and Liquidity

At March 31, 2008, total debt was $19.5 billion and cash and cash equivalents (including restricted cash related to our debt instruments) totaled $1.9 billion, resulting in net debt of $17.7 billion.9 As compared to December 31, 2007, our total debt increased by approximately $1.2 billion, primarily due to the translation impact of a depreciating dollar on our non-dollar denominated debt. In terms of our cash position, it decreased by $0.7 billion, as compared to the period ended December 31, 2007, due in large part to our stock repurchase program. In the first quarter, we purchased approximately $715 million of our stock and through April 30, 2008, we have purchased a year-to-date total of approximately $910 million. As a result of our purchase of 26 million shares in 2008, we have reduced our shares outstanding by approximately 7% since year end 2007, and currently have approximately $650 million of authorization remaining under our existing stock repurchase program, including the $500 million increase we announced today.

Our gross and net leverage ratios10 for the first quarter of 2008 decreased to 4.4x and 4.0x, respectively, as compared to 4.8x and 4.1x, respectively, for the fourth quarter of 2007. Since there were no material financings in the first quarter, the decrease in our leverage ratios is directly related to growth in operating cash flow. We continue to maintain significant liquidity in terms of borrowing capacity and cash on hand. At March 31, 2008, our aggregate unused borrowing capacity, as represented by the maximum undrawn commitment under each of our applicable facilities (including those at Liberty Global parent, UPC Broadband Holding, Telenet, J:COM and Austar), without regard to covenant compliance calculations, was approximately $3.1 billion.11 Of this amount, our redrawable term loans I and L under our UPC Broadband Holding credit facility account for approximately €1.1 billion, of which we expect to be able to borrow approximately €913 million ($1,443 million), upon completion of our first quarter bank reporting requirements.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of March 31, 2008, Liberty Global operated state-of-the-art networks that served approximately 16 million customers across 15 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our future growth prospects, the timing and impact of our roll-out of digital products and services, and our borrowing availability; our insight and expectations regarding competition in our markets; the impact of our M&A activity on our operations and financial performance; our expectations concerning future repurchases of our stock; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services and willingness to upgrade to our more advanced offerings, our ability to meet competitive challenges, continued growth in services for digital television at a reasonable cost and the positive impact of such growth on our European video ARPU, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, and our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by percentage of revenue and achieve assumed margins, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications
Christopher Noyes K.C. Dolan Molly Bruce	+1 303.220.6693 +1 303.220.6686 +31.20.778.9907	Hanne Wolf Bert Holtkamp	+1.303.220.6678 +31.20.778.9447

[1]

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2008, we have adjusted our historical 2007 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in the respective 2007 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2008 results, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts to the same extent that such entities were excluded from our results in 2008 and (iii) reflect the translation of our 2007 rebased amounts at the applicable average exchange rates that were used to translate our 2008 results. Please see page 9 for supplemental information.

[2]	Please see page 11 for our operating cash flow definition and the required reconciliation.
[3]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.
[4]

Please see page 18 for definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

[5]

Free cash flow or FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. See page 13 for more information and the required reconciliation.

[6]	The abbreviated terms of DVR, HD and VoD are defined as follows: DVR – digital video recorder; HD – hi-definition television; and VoD – video-on-demand.
[7]	Advanced services represent our services related to digital video (including digital cable and DTH), broadband internet and telephony.
[8]

ARPU refers to the average monthly subscription revenue per average RGU. ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for RGUs or customer relationships, as the case may be, for the period. Convenience translations for ARPU per customer relationship figures are based on the average exchange rate for the quarter.

[9]

Total debt includes capital lease obligations. Total cash and cash equivalents includes $485 million of restricted cash that is related to our debt instruments. Net debt is defined as total debt less cash and cash equivalents including our restricted cash balances related to our debt instruments.

[10]	Our gross and net leverage ratios are defined as total debt and net debt to last quarter annualized operating cash flow.
[11]

The $3.1 billion amount reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under each of our applicable facilities without regard to covenant compliance calculations. This amount excludes approximately $313 million related to unused borrowing capacity associated with the VTR Bank Facility. Pursuant to the deposit arrangements with the lender in relation to the VTR Bank Facility, we are required to fund a cash collateral account in an amount equal to the outstanding principal and interest under the VTR Bank Facility.

Liberty Global, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$1,368.7	$2,035.5
Trade receivables, net	918.2	1,003.7
Deferred income taxes	400.0	319.1
Derivative instruments	103.9	230.5
Other current assets	357.1	335.8

Total current assets	3,147.9	3,924.6

Restricted cash	475.5	475.5
Investments	1,439.4	1,171.5
Property and equipment, net	11,639.0	10,608.5
Goodwill	13,949.9	12,626.8
Intangible assets subject to amortization, net	2,652.4	2,504.9
Other assets, net	1,453.8	1,306.8

Total assets	$34,757.9	$32,618.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$711.3	$804.9
Deferred revenue and advance payments from subscribers and others	973.8	933.8
Current portion of debt and capital lease obligations	421.0	383.2
Derivative instruments	238.0	116.2
Accrued interest	143.2	341.2
Accrued capital expenditures	166.6	194.1
Other accrued and current liabilities	1,235.9	1,084.1

Total current liabilities	3,889.8	3,857.5

Long-term debt and capital lease obligations	19,103.3	17,970.2
Other long-term liabilities	3,125.7	2,508.8

Total liabilities	26,118.8	24,336.5

Commitments and contingencies
Minority interests in subsidiaries	2,758.5	2,446.0

Stockholders’ equity	5,880.6	5,836.1

Total liabilities and stockholders’ equity	$34,757.9	$32,618.6

Liberty Global, Inc.

Condensed Consolidated Statements of Operations

	Three months ended March 31,
	2008	2007
	in millions, except per share amounts
Revenue	$2,611.0	$2,106.0

Operating costs and expenses:
Operating (other than depreciation and amortization) (including stock-based compensation of $2.0 million and $2.3 million, respectively)	1,028.7	877.4
Selling, general and administrative (SG&A) (including stock-based compensation of $38.3 million and $41.2 million, respectively)	521.9	447.5
Depreciation and amortization	704.1	594.0
Impairment, restructuring and other operating charges (credits), net	(1.5)	5.3

	2,253.2	1,924.2

Operating income	357.8	181.8

Non-operating income (expense):
Interest expense	(279.6)	(233.0)
Interest and dividend income	34.8	24.4
Share of results of affiliates, net	2.5	13.6
Realized and unrealized losses on derivative instruments, net	(335.4)	(10.3)
Foreign currency transaction gains, net	172.6	24.3
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	22.0	(71.6)
Other expense, net	(0.4)	(3.0)

	(383.5)	(255.6)

Loss before income taxes and minority interests	(25.7)	(73.8)

Income tax expense	(100.9)	(6.3)
Minority interests in earnings of subsidiaries, net	(29.0)	(56.0)

Net loss	$(155.6)	$(136.1)

Basic and diluted loss per share	$(0.45)	$(0.35)

Liberty Global, Inc.

Condensed Consolidated Statements of Cash Flows

	Three months ended March 31,
	2008	2007
	in millions
Cash flows from operating activities:
Net loss	$(155.6)	$(136.1)
Net adjustments to reconcile net loss to net cash provided by operating activities	803.1	698.8

Net cash provided by operating activities	647.5	562.7

Cash flows from investing activities:
Capital expended for property and equipment	(519.8)	(505.2)
Cash paid in connection with acquisitions, net of cash acquired	(53.9)	(39.4)
Proceeds received upon dispositions of assets	22.6	2.0
Other investing activities, net	(8.4)	2.6

Net cash used by investing activities	(559.5)	(540.0)

Cash flows from financing activities:
Repurchase of LGI common stock	(729.7)	(301.6)
Repayments of debt and capital lease obligations	(129.2)	(98.2)
Proceeds from issuance of stock by subsidiaries	4.1	14.2
Borrowings of debt	2.7	6.3
Change in cash collateral	—	10.2
Other financing activities, net	2.0	12.3

Net cash used by financing activities	(850.1)	(356.8)

Effect of exchange rates on cash	95.3	23.6

Net decrease in cash and cash equivalents	(666.8)	(310.5)

Cash and cash equivalents:
Beginning of period	2,035.5	1,880.5

End of period	$1,368.7	$1,570.0

Cash paid for interest	$473.2	$210.4

Net cash paid for taxes	$70.9	$38.3

Revenue and Operating Cash Flow

The following tables present revenue and operating cash flow by reportable segment for the three months ended March 31, 2008, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services and J:COM provides certain programming services. At March 31, 2008, our operating segments in the UPC Broadband Division provided services in 10 European countries. Our Other Central and Eastern Europe segment includes our operating segments in Czech Republic, Poland, Romania, Slovakia and Slovenia. Telenet, J:COM and VTR provide broadband communications services in Belgium, Japan and Chile, respectively. Our corporate and other category includes (i) Austar and other less significant operating segments that provide broadband communications services in Puerto Rico and video programming and other services in Europe and Argentina and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2008, we have adjusted our historical revenue and OCF for the three months ended March 31, 2007, respectively to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2007 and 2008 in our rebased amounts for the three months ended March 31, 2007 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2008, (ii) exclude the pre-disposition revenue and OCF of certain entities that were disposed of during 2007 and 2008 from our rebased amounts for the three months ended March 31, 2007 to the same extent that such entities were excluded from our results for the three months ended March 31, 2008, and (iii) reflect the translation of our rebased amounts for the three months ended March 31, 2007 at the applicable average exchange rates that were used to translate our results for the three months ended March 31, 2008. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2007 include JTV Thematics, Telesystems Tirol, ten small acquisitions in Europe and three small acquisitions in Japan. Additionally, the disposed entities that were excluded in whole or in part from the determination of our rebased revenue and OCF for the three months ended March 31, 2007 include our broadband communications operations in Brazil and Peru and our Liveshop operations in the Netherlands. In terms of acquired entities, we have reflected the revenue and OCF of these acquired entities in our 2007 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between U.S. generally accepted accounting principles (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2007 rebased amounts have not been prepared with a view towards complying with Article 11 of the SEC’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2007 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2008 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2007. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the tables present (i) the amounts reported by each of our reportable segments for the comparative period, (ii) the U.S. dollar change and percentage change from period to period, (iii) the percentage change from period to period, after removing FX, and (iv) the percentage change from period to period, on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$301.1	$252.0	$49.1	19.5	4.4	—
Switzerland	252.4	207.3	45.1	21.8	5.2	—
Austria	139.8	120.0	19.8	16.5	1.9	—
Ireland	88.4	73.7	14.7	19.9	4.8	—

Total Western Europe	781.7	653.0	128.7	19.7	4.2	3.3

Hungary	100.0	90.0	10.0	11.1	(0.2)	—
Other Central and Eastern Europe	234.9	183.5	51.4	28.0	8.2	—

Total Central and Eastern Europe	334.9	273.5	61.4	22.4	5.5	4.2

Central and corporate operations	2.7	5.4	(2.7)	(50.0)	(61.0)	—

Total UPC Broadband Division	1,119.3	931.9	187.4	20.1	4.2	3.2
Telenet (Belgium)	374.4	300.1	74.3	24.8	9.0	8.6
J:COM (Japan)	679.3	533.3	146.0	27.4	12.3	6.8
VTR (Chile)	186.5	145.4	41.1	28.3	9.8	9.8
Corporate and other	275.2	215.8	59.4	27.5	13.0	—
Intersegment eliminations	(23.7)	(20.5)	(3.2)	(15.6)	(1.3)	—

Total consolidated LGI	$2,611.0	$2,106.0	$505.0	24.0	8.3	6.2

Operating Cash Flow

	Three months ended March 31,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2008	2007	$	%	%	Rebased %
	in millions, except % amounts
UPC Broadband Division:
The Netherlands	$168.6	$128.0	$40.6	31.7	15.2	—
Switzerland	132.6	103.3	29.3	28.4	10.9	—
Austria	68.7	57.7	11.0	19.1	3.9	—
Ireland	33.9	22.6	11.3	50.0	30.6	—

Total Western Europe	403.8	311.6	92.2	29.6	12.8	11.7

Hungary	51.1	44.4	6.7	15.1	3.7	—
Other Central and Eastern Europe	118.9	88.6	30.3	34.2	12.4	—

Total Central and Eastern Europe	170.0	133.0	37.0	27.8	9.5	8.6

Central and corporate operations	(59.9)	(55.2)	(4.7)	(8.5)	4.5	—

Total UPC Broadband Division	513.9	389.4	124.5	32.0	14.1	12.9
Telenet (Belgium)	174.9	136.9	38.0	27.8	11.7	11.8
J:COM (Japan)	283.6	218.3	65.3	29.9	14.5	10.8
VTR (Chile)	75.6	54.5	21.1	38.7	18.5	18.5
Corporate and other	52.7	25.5	27.2	106.7	73.9	—

Total	$1,100.7	$824.6	$276.1	33.5	16.0	14.0

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, provision for litigation, and impairment, restructuring and other operating charges or credits). We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. A reconciliation of total segment operating cash flow to our loss before income taxes and minority interests is presented below. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income.

	Three months ended March 31,
	2008	2007
	in millions
Total segment operating cash flow	$1,100.7	$824.6
Stock-based compensation expense	(40.3)	(43.5)
Depreciation and amortization	(704.1)	(594.0)
Impairment, restructuring and other operating credits (charges), net	1.5	(5.3)

Operating income	357.8	181.8
Interest expense	(279.6)	(233.0)
Interest and dividend income	34.8	24.4
Share of results of affiliates, net	2.5	13.6
Realized and unrealized losses on derivative instruments, net	(335.4)	(10.3)
Foreign currency transaction gains, net	172.6	24.3
Unrealized gains (losses) due to changes in fair values of certain investments and debt, net	22.0	(71.6)
Other expense, net	(0.4)	(3.0)

Loss before income taxes and minority interests	$(25.7)	$(73.8)

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2008:

	Debt	Capital Lease Obligations	Debt and Capital Lease Obligations	Cash and Cash Equivalents[2]
	in millions
LGI and its non-operating subsidiaries	$2,604.6	$—	$2,604.6	$817.0
UPC Holding (excluding VTR)	9,802.0	32.5	9,834.5	56.6
J:COM	1,620.7	569.4	2,190.1	214.3
Telenet	3,133.0	81.4	3,214.4	156.9
VTR	470.3	1.2	471.5	40.5
Austar	693.1	—	693.1	23.4
Chellomedia	347.1	0.1	347.2	53.7
Liberty Puerto Rico	168.9	—	168.9	3.8
Other operating subsidiaries	—	—	—	2.5

Total LGI	$18,839.7	$684.6	$19,524.3	$1,368.7

Capital Expenditures and Capital Lease Additions

The table below highlights our capital expenditures per category, as well as capital lease additions for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,
	2008	2007
	in millions
Customer premises equipment	$235.2	$255.2
Scalable infrastructure	61.7	71.3
Line extensions	39.5	41.5
Upgrade/rebuild	75.2	60.5
Support capital	101.5	68.8
Other including Chellomedia	6.7	7.9

Total capital expenditures (“capex”)	$519.8	$505.2

Capital expenditures	$519.8	$505.2
Capital lease additions	41.4	48.3

Total capex and capital leases	$561.2	$553.5

As % of revenue
Capital expenditures	19.9%	24.0%
Capex and capital leases	21.5%	26.3%

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.
[2]	Excludes $485 million of restricted cash that is related to our debt instruments.

Free Cash Flow Definition and Reconciliation

FCF is defined as net cash provided by operating activities less capital expenditures, each as reported in our consolidated statements of cash flows. Adjusted FCF represents FCF less non-cash capital lease additions. FCF and Adjusted FCF are not GAAP measures of liquidity.

We believe that our presentation of FCF and Adjusted FCF provides useful information to our investors because these measures can be used to gauge our ability to service debt and fund new investment opportunities. FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view FCF as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated cash flow statements. The table below highlights the reconciliation of net cash provided by operating activities to FCF and FCF to Adjusted FCF for the three months ended March 31, 2008 and 2007, respectively:

	Three months ended March 31,
	2008	2007[3]
	in millions
Net cash provided by operating activities	$647.5	$562.7
Capital expenditures	(519.8)	(505.2)

FCF	$127.7	$57.5

FCF	$127.7	$57.5
Capital lease additions	(41.4)	(48.3)

Adjusted FCF	$86.3	$9.2

ARPU per Customer Relationship Table4

The following table provides ARPU per customer relationship for the three months ended March 31, 2008 and 2007:

	Three months ended March 31,				% Change
	2008		2007
UPC Broadband		€22.84		€21.29	7.3%
Telenet		€33.21		€30.53	8.8%
J:COM		¥7,417		¥7,278	1.9%
VTR	CLP	25,336	CLP	24,164	4.9%
Liberty Global Consolidated		$44.88		$37.07	21.1%

[3]

Our cash provided by operations for the three months ended March 31, 2007 differs from the previously reported amount due to the reclassification of cash flows related to derivative instruments to align with the classification of the applicable underlying hedged cash flows.

[4]

ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. ARPU per customer relationship for UPC Broadband and Liberty Global Consolidated are not adjusted for currency impacts.

Customer Breakdown and Bundling

The following table provides information on the geography of our customer base and highlights our customer bundling metrics at March 31, 2008, December 31, 2007 and March 31, 2007:

	March 31, 2008	December 31, 2007	March 31, 2007	Q1’08 / Q4’07 (% Change)	Q1’08 / Q1’07 (% Change)
Total Customers
UPC Broadband	9,631,400	9,685,900	9,722,000	(0.6)%	(0.9)%
Telenet	1,979,400	2,043,800	2,056,400	(3.2)%	(3.7)%
J:COM	2,714,700	2,659,100	2,532,600	2.1%	7.2%
VTR	1,002,400	992,800	953,500	1.0%	5.1%
Other	795,300	783,600	677,900	1.5%	17.3%

Liberty Global Consolidated	16,123,200	16,165,200	15,942,400	(0.3)%	1.1%

Total Single-Play Customers	10,506,500	10,784,100	11,163,700	(2.6)%	(5.9)%
Total Double-Play Customers	2,974,200	2,892,600	2,793,100	2.8%	6.5%
Total Triple-Play Customers	2,642,500	2,488,500	1,985,600	6.2%	33.1%

% Double-Play Customers
UPC Broadband	15.8%	15.3%	14.7%	3.3%	7.5%
Telenet	25.8%	24.3%	23.2%	6.2%	11.2%
J:COM	27.4%	27.5%	28.1%	(0.4)%	(2.5)%
VTR	16.8%	16.1%	14.9%	4.3%	12.8%
Liberty Global Consolidated	18.4%	17.9%	17.5%	2.8%	5.1%

% Triple-Play Customers
UPC Broadband	12.5%	11.6%	8.5%	7.8%	47.1%
Telenet	17.5%	15.0%	12.4%	16.7%	41.1%
J:COM	25.1%	24.8%	22.5%	1.2%	11.6%
VTR	39.5%	39.0%	33.6%	1.3%	17.6%
Liberty Global Consolidated	16.4%	15.4%	12.5%	6.5%	31.2%

RGUs per Customer Relationship
UPC Broadband	1.41	1.38	1.32	2.2%	6.8%
Telenet	1.61	1.54	1.48	4.5%	8.8%
J:COM	1.78	1.77	1.74	0.6%	2.3%
VTR	1.96	1.94	1.82	1.0%	7.7%
Liberty Global Consolidated	1.51	1.49	1.43	1.3%	5.6%

Fixed Income Overview

The following tables provide preliminary financial information for UPC Holding B.V. (“UPC Holding”) and Chellomedia Programming Financing HoldCo B.V. (“Chellomedia Programming”) and are subject to completion of the respective financial statements and to finalization of the respective compliance certificates for the first quarter of 2008.

	Revenue		Operating Cash Flow[5]
	Three months ended March 31,		Three months ended March 31,
	2008	2007	2008	2007
	in millions
UPC Holding	€870.1	€821.7	€393.0	€338.9
Chellomedia Programming[6]	48.7	41.0	13.1	11.1

Summary of Debt and Capital Lease Obligations, Cash and Cash Equivalents and Covenant Calculations7

	March 31, 2008
	Total Debt and Capital Lease Obligations[5]	Cash and Cash Equivalents	Senior Leverage	Total Leverage
	in millions
UPC Holding[8]	€6,519.0	€61.4	3.41x	4.28x
Chellomedia Programming[8]	219.5	23.2	3.43x	3.43x

Operating Cash Flow Definition and Reconciliations

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision makers to evaluate operating performance and to decide how to allocate resources. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, and other charges or credits outlined in the respective tables below). Investors should view operating cash flow as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income. The following tables provide the appropriate reconciliations:

	Three months ended March 31,
	2008	2007
	in millions
UPC Holding
Total segment operating cash flow	€393.0	€338.9
Stock-based compensation expense	(8.4)	(14.1)
Depreciation and amortization	(270.3)	(270.5)
Related party management credits	0.7	4.7
Impairment, restructuring and other operating charges	(2.7)	(2.6)

Operating income	€112.3	€56.4

	Three months ended March 31,
	2008	2007
	in millions
Chellomedia Programming
Total segment operating cash flow	€13.1	€11.1
Stock-based compensation expense	(0.1)	(0.9)
Depreciation and amortization	(4.1)	(3.8)
Related party management fees	—	(1.6)
Impairment, restructuring and other operating charges	—	(0.2)

Operating income	€8.9	€4.6

[5]	Please note that reported OCF and debt may differ from what is used in the calculation of the respective covenants.
[6]	The figures for the three months ended March 31, 2007 reflect transfers between entities under common control as if the transfers had occurred on January 1, 2007.
[7]

In the covenant calculations for UPC Holding, we utilize debt figures that take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements. The ratios for each of the two entities are based on March 31, 2008 results, and are subject to completion of our first quarter bank reporting requirements. The ratios for each entity are defined and calculated in accordance with the applicable credit agreement. As defined and calculated in accordance with the UPC Broadband Holding Bank Facility, senior leverage refers to Senior Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Debt to Annualized EBITDA (last two quarters annualized) for UPC Holding. For Chellomedia Programming, senior leverage refers to Senior Net Debt to Annualized EBITDA (last two quarters annualized) and total leverage refers to Total Net Debt to Annualized EBITDA (last two quarters annualized).

[8]	Debt for UPC Holding reflects only third party debt. Debt for Chellomedia Programming reflects third party debt and a loan payable to a related party of €8 million.

	Consolidated Operating Data - March 31, 2008
					Video					Internet		Telephony
	Homes Passed (1)	Two-Way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	2,714,500	2,608,200	2,121,800	3,274,400	1,555,900	562,700	—	—	2,118,600	2,608,200	650,300	2,545,400	505,500
Switzerland(13)	1,857,100	1,316,000	1,558,600	2,323,100	1,257,600	299,700	—	—	1,557,300	1,506,000	467,800	1,504,000	298,000
Austria	1,080,200	1,080,200	741,000	1,168,700	464,400	77,000	—	—	541,400	1,080,200	433,100	1,080,200	194,200
Ireland	864,400	422,100	588,900	679,000	247,500	229,400	—	101,700	578,600	422,100	86,500	248,700	13,900

Total Western Europe	6,516,200	5,426,500	5,010,300	7,445,200	3,525,400	1,168,800	—	101,700	4,795,900	5,616,500	1,637,700	5,378,300	1,011,600

Hungary	1,170,900	1,123,200	978,200	1,378,200	696,400	—	173,000	—	869,400	1,123,200	299,400	1,125,600	209,400
Romania(14)	2,058,900	1,577,300	1,341,400	1,661,100	1,167,900	48,800	124,700	—	1,341,400	1,452,000	207,500	1,390,100	112,200
Poland	1,969,900	1,588,000	1,070,300	1,468,100	1,013,600	—	—	—	1,013,600	1,588,000	326,200	1,548,200	128,300
Czech Republic	1,255,400	1,083,400	773,200	1,046,700	408,600	155,500	122,900	—	687,000	1,083,400	268,000	1,080,400	91,700
Slovakia	464,700	341,600	305,300	356,000	255,400	6,100	29,900	7,200	298,600	312,800	45,000	169,100	12,400
Slovenia	198,000	143,000	152,700	211,400	147,800	1,100	—	3,800	152,700	143,000	45,300	143,000	13,400

Total Central and Eastern Europe	7,117,800	5,856,500	4,621,100	6,121,500	3,689,700	211,500	450,500	11,000	4,362,700	5,702,400	1,191,400	5,456,400	567,400

Total UPC Broadband Division	13,634,000	11,283,000	9,631,400	13,566,700	7,215,100	1,380,300	450,500	112,700	9,158,600	11,318,900	2,829,100	10,834,700	1,579,000

Telenet (Belgium)(15)	1,924,300	1,924,300	1,979,400	3,181,300	1,257,100	438,200	—	—	1,695,300	2,750,100	913,600	2,750,100	572,400

J:COM (Japan)	9,874,200	9,874,200	2,714,700	4,822,500	660,800	1,563,500	—	—	2,224,300	9,874,200	1,242,200	9,495,600	1,356,000

The Americas:
VTR (Chile)	2,452,600	1,662,400	1,002,400	1,963,900	638,700	221,300	—	—	860,000	1,662,400	538,700	1,640,000	565,200
Puerto Rico	341,500	341,500	116,800	169,700	—	85,100	—	—	85,100	341,500	62,000	341,500	22,600

Total The Americas	2,794,100	2,003,900	1,119,200	2,133,600	638,700	306,400	—	—	945,100	2,003,900	600,700	1,981,500	587,800

Austar (Australia)	2,468,400	—	678,500	678,500	—	8,800	669,400	—	678,200	30,400	300	—	—

Grand Total	30,695,000	25,085,400	16,123,200	24,382,600	9,771,700	3,697,200	1,119,900	112,700	14,701,500	25,977,500	5,585,900	25,061,900	4,095,200

	Subscriber Variance Table – March 31, 2008 vs. December 31, 2007
					Video					Internet		Telephony
	Homes Passed (1)	Two- way Homes Passed (2)	Customer Relationships (3)	Total RGUs (4)	Analog Cable Subscribers (5)	Digital Cable Subscribers (6)	DTH Subscribers (7)	MMDS Subscribers (8)	Total Video	Homes Serviceable (9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)
UPC Broadband Division:
The Netherlands	9,300	6,100	(33,600)	(7,100)	(45,900)	12,400	—	—	(33,500)	6,100	10,000	11,400	16,400
Switzerland(13)	6,300	6,200	6,100	28,600	(40,800)	47,000	—	—	6,200	6,200	12,900	6,200	9,500
Austria	4,200	4,200	(18,400)	(17,200)	(26,200)	17,400	—	—	(8,800)	4,200	(8,600)	4,200	200
Ireland	8,400	13,900	(3,400)	3,100	(6,200)	3,300	—	(3,500)	(6,400)	13,900	6,000	17,700	3,500

Total Western Europe	28,200	30,400	(49,300)	7,400	(119,100)	80,100	—	(3,500)	(42,500)	30,400	20,300	39,500	29,600

Hungary	4,300	6,100	(10,200)	35,100	(9,600)	—	5,000	—	(4,600)	6,100	18,000	5,900	21,700
Romania(14)	2,700	16,000	3,900	45,400	(17,200)	11,400	9,700	—	3,900	16,000	25,700	15,900	15,800
Poland	3,100	23,600	5,600	46,800	2,300	—	—	—	2,300	23,600	28,900	31,500	15,600
Czech Republic	(14,700)	17,500	(2,300)	15,000	(37,200)	31,300	(6,500)	—	(12,400)	17,500	19,000	17,400	8,400
Slovakia	1,600	10,200	(100)	3,900	(6,200)	2,900	3,000	(700)	(1,000)	9,500	2,400	600	2,500
Slovenia	1,100	1,700	(2,100)	1,600	(2,300)	—	—	200	(2,100)	1,700	300	1,700	3,400

Total Central and Eastern Europe	(1,900)	75,100	(5,200)	147,800	(70,200)	45,600	11,200	(500)	(13,900)	74,400	94,300	73,000	67,400

Total UPC Broadband Division	26,300	105,500	(54,500)	155,200	(189,300)	125,700	11,200	(4,000)	(56,400)	104,800	114,600	112,500	97,000

Telenet (Belgium)(15)	4,300	4,300	(64,400)	29,000	(83,600)	47,400	—	—	(36,200)	6,300	40,700	6,300	24,500

J:COM (Japan)	436,000	436,000	55,600	110,300	(57,000)	93,300	—	—	36,300	436,000	30,600	80,300	43,400

The Americas:
VTR (Chile)	11,400	10,000	9,600	37,100	(30,600)	38,000	—	—	7,400	10,000	18,400	14,600	11,300
Puerto Rico	700	700	2,300	6,900	—	(100)	—	—	(100)	700	4,000	700	3,000

Total The Americas	12,100	10,700	11,900	44,000	(30,600)	37,900	—	—	7,300	10,700	22,400	15,300	14,300

Austar (Australia)	6,200	—	9,400	9,400	—	(500)	9,900	—	9,400	—	—	—	—

Grand Total	484,900	556,500	(42,000)	347,900	(360,500)	303,800	21,100	(4,000)	(39,600)	557,800	208,300	214,400	179,200

ORGANIC GROWTH SUMMARY:
UPC Broadband Division	41,400	92,700	(74,700)	133,900	(181,400)	103,300	11,200	(4,000)	(70,900)	92,000	109,900	99,700	94,900
Telenet (Belgium)	4,300	4,300	(14,600)	43,500	(60,800)	49,000	—	—	(11,800)	6,300	30,800	6,300	24,500
J:COM (Japan)	72,700	72,700	22,600	70,800	(73,500)	82,100	—	—	8,600	72,700	18,800	80,300	43,400
The Americas	12,100	10,700	11,900	44,000	(30,600)	37,900	—	—	7,300	10,700	22,400	15,300	14,300
Austar (Australia)	6,200	—	9,400	9,400	—	(500)	9,900	—	9,400	—	—	—	—

Total Organic Change	136,700	180,400	(45,400)	301,600	(346,300)	271,800	21,100	(4,000)	(57,400)	181,700	181,900	201,600	177,100

ADJUSTMENTS FOR M&A AND OTHER:
Acquisition - Fuerstenfeld (Austria)	2,000	2,000	2,000	2,000	1,600	—	—	—	1,600	2,000	400	2,000	—
Acquisition - Karvina (Czech Republic)	23,300	23,300	18,200	20,700	12,900	—	—	—	12,900	23,300	5,700	23,300	2,100
Acquisition - Kyoto (Japan)	303,000	303,000	25,600	30,400	9,100	11,200	—	—	20,300	303,000	10,100	—	—
Acquisition - Kobe (Japan)	60,300	60,300	7,400	9,100	7,400	—	—	—	7,400	60,300	1,700	—	—

Total Q1 acquisitions	388,600	388,600	53,200	62,200	31,000	11,200	—	—	42,200	388,600	17,900	25,300	2,100

Q1 2008 Switzerland adjustment	—	—	—	—	(22,400)	22,400	—	—	—	—	—	—	—
Q1 2008 Belgium adjustment	—	—	(49,800)	(14,500)	(22,800)	(1,600)	—	—	(24,400)	—	9,900	—	—
Q1 2008 Czech Republic adjustment	(40,400)	(12,500)	—	—	—	—	—	—	—	(12,500)	—	(12,500)	—
Q1 2008 Slovenia adjustment	—	—	—	(1,400)	—	—	—	—	—	—	(1,400)	—	—

Net adjustments for M&A and other	348,200	376,100	3,400	46,300	(14,200)	32,000	—	—	17,800	376,100	26,400	12,800	2,100

Total Net Adds (Reductions)	484,900	556,500	(42,000)	347,900	(360,500)	303,800	21,100	(4,000)	(39,600)	557,800	208,300	214,400	179,200

Footnotes for pages 16 – 17

(1)    Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. With the exception of Austar, we do not count homes passed for DTH. With respect to Austar, we count all homes in the areas that Austar is authorized to serve as Homes Passed. With respect to MMDS, one MMDS subscriber is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) and Telenet in Belgium (see note 15), or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(2)    Two-way Homes Passed are Homes Passed by our networks where customers can request and receive the installation of a two-way addressable set-top converter, cable modem, transceiver and/or voice port which, in most cases, allows for the provision of video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland and Telenet in Belgium or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s and Telenet’s partner networks or for Austria GmbH’s unbundled loop and shared access network.

(3)    Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)    Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)    Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 629,700 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels. Telenet’s Analog Cable Subscribers at March 31, 2008, include 21,500 subscribers who receive Telenet’s premium video service on a stand-alone basis over the Telenet partner network. Each such premium video subscriber is assumed to represent one customer relationship.

(6)    Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include this group of subscribers in Telenet’s and Cablecom’s Digital Cable Subscribers. Subscribers to digital cable services provided by Cablecom and Telenet over partner networks receive analog cable services from the partner networks as opposed to Cablecom and Telenet.

(7)    DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)    MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)    Internet Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive broadband internet services. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)  Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services via resale arrangements or from dial-up connections.

(11)  Telephony Homes Serviceable is a home, residential multiple dwelling unit or commercial unit that can be connected to our networks, or a partner network with which we have a service agreement, where customers can request and receive voice services. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)  Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers as of March 31, 2008, exclude an aggregate of 156,500 mobile telephony subscribers in the Netherlands, Australia and Belgium. Also, our Telephony Subscribers do not include customers that receive services via resale arrangements. Our Telephony Subscribers in Austria include residential subscribers served by Austria GmbH through an unbundled loop.

(13)  Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable and Customer Relationships with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our March 31, 2008 subscriber table is based on December 31, 2007 data. In our March 31, 2008 subscriber table, Cablecom’s partner networks account for 56,300 Customer Relationships, 94,900 RGUs, 34,500 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 37,200 Internet Subscribers, and 23,200 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our March 31, 2008 subscriber table.

(14)  In Romania, we did not disconnect any non-paying subscribers during the first quarter of 2008 due to an ongoing conversion to a new billing system. Subsequent to March 31, 2008, the billing system conversion was completed and we reinitiated our non-pay disconnect procedures.

(15)  Pursuant to certain agreements, Telenet offers premium video, broadband internet and telephony services over a Telenet partner network. A partner network RGU is only recognized if Telenet has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by the Telenet partner network. In our March 31, 2008 subscriber table, Telenet’s partner network accounts for 452,400 RGUs, 825,800 Internet Homes Serviceable and Telephony Homes Serviceable, 21,500 premium video subscribers (included in our Analog Cable Subscribers), 267,100 Internet Subscribers and 163,800 Telephony Subscribers. In addition, Telenet’s partner network accounts for 825,800 Homes Passed and Two-way Homes Passed that are not included in our March 31, 2008 subscriber table.

AdditionalGeneral Notes to Tables:

With respect to Chile, Japan and Puerto Rico, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries (with the exception of Telenet, which counts commercial establishments on a per connection basis). EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, Belgium and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors adds complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.